Exhibit 99.1

Press Contact: Ehmonie Hainey Debt Resolve, Inc. ehainey@debtresolve.com 914-949-5500 x228 Investor Contact: John Baldissera BPC Financial Marketing phone: 800.368.1217
N e w s R e l e a s e

DEBT RESOLVE, INC. APPOINTS NEW DIRECTOR

Michael G. Carey, of The Carey Group, LLC, to join the Debt Resolve Board of Directors

White Plains, New York (February 28, 2007) - Debt Resolve, Inc. (AMEX: DRV), the leading provider of patented online collection technology, announced today that Michael G. Carey, a leader in economic development, has joined its Board of Directors.

Mr. Carey is the Founding Partner of The Carey Group, LLC, a consulting and economic development services firm which also provides government relations services. He is a lawyer, and has over 20 years of experience in economic development, finance, banking, and government relations.

Prior to starting the Carey Group, Mr. Carey served as a Special Advisor to New York City Mayor Michael R. Bloomberg in 2002, focusing on special projects, including the City’s takeover of the Board of Education, as well as overseeing the School Construction Authority.

From 1999-2002, Mr. Carey was President of the New York City Economic Development Corporation (EDC) during the administration of Mayor Rudolph W. Giuliani. Mr. Carey also served as the EDC’s First Executive Vice President and General Counsel from 1997-1999. Mr. Carey oversaw the economic development and revitalization of a number of different projects. While at the EDC Mr. Carey was also chairman of the City’s Industrial Development Agency where he assisted hundreds of companies and not-for-profit organizations, in undertaking capital expansions, through bond financing and/or tax benefits.

Prior to joining the EDC, Mr. Carey was a Managing Director at the investment banking firm Cambridge Partners, where he specialized in municipal finance and financial products. Before joining Cambridge, he was a partner with the law firm of Whitman Breed Abbott & Morgan, where he practiced corporate and commercial litigation. Mr. Carey began his career at the law firm of Paul Weiss Rifkind Wharton & Garrison. He is a graduate of Fordham University School of Law and the Catholic University of America. He is the son of former New York Governor Hugh L. Carey.

James Burchetta, Chairman and Chief Executive Officer of Debt Resolve said: “We welcome Mr. Carey to our board of directors. Mr. Carey has the critical skills and experience we need on our board. He has a proven financial management track record with experience in all facets of economic development. He will be a great resource, providing fiscal guidance for our three business segments. We are very happy to have him join our board.”

Mr. Carey commented: “I am very pleased to be joining the Debt Resolve board, and very much look forward to working with the board and management to take Debt Resolve through the next phases of its growth.”

About Debt Resolve, Inc.

Debt Resolve provides lenders, collection agencies, debt buyers and utilities with a patented online bidding system for the resolution and settlement of consumer debt and a collections and skip tracing solution that is effective at every stage of collection and recovery. Debt Resolve clients are able to collect more money from more of their customers at a significantly lower cost than other online or offline tools. The DebtResolve system was developed by experts in the consumer credit, Internet technology and collection industries, and its model makes the system simple to set up and use. Through its subsidiary, DRV Capital, LLC, the company is actively engaged in the purchase and collections of distressed accounts receivable using its own collections solutions. Through its subsidiary, First Performance Corp., the company is actively engaged in operating a collection agency for the benefit of its clients which include banks, finance companies, and purchasers of distressed accounts receivable. The agency also operates as a R&D platform that intends to support the sale and usage of the company's software. The stock of Debt Resolve is traded on the American Stock Exchange. Debt Resolve is headquartered in White Plains, New York. www.debtresolve.com.

Forward-Looking Statement

This news release and other public documents and public statements of representatives of Debt Resolve, Inc. contain forward-looking statements that are subject to risks and uncertainties, including, but not limited to, Debt Resolve’s limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for Debt Resolve’s products to continue to develop, the inability to obtain additional capital, the inability to protect Debt Resolve’s intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect Debt Resolve’s products and other risks detailed from time to time in Debt Resolve’s filings with the U.S. Securities and Exchange Commission, including Debt Resolve’s registration statement on Form SB-2. These risks could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Debt Resolve. Debt Resolve assumes no obligation to update the information contained in this news release.

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